SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 25, 2006

M-WAVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-45449	36-3809819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11533 Franklin Avenue, Franklin Park, Illinois	60131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (630)562-5550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On August 25, 2006, M-Wave, Inc. (the "Company") entered into an Agreement to sell its real property located at 544 Pine Street, Bensenville, Illinois for the purchase price of $170,000. The Company received proceeds of approximately $150,000, net of fees and closing costs.

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers

(c)   Appointment of Principal Officer

On August 26, 2006, the Board of Directors appointed Jeffrey Figlewicz to be the Chief Financial Officer of the Company. Mr. Figlewicz joined the Company in June 2004 as Corporate Controller and Principal Accounting Officer.

Mr. Figlewicz, age 37, currently serves, and has served since June 2005, as the Company's Secretary. From July 2002 through June 2004, Mr. Figlewicz served as Controller of Ametek-National Controls Corp., a division of a New York Stock Exchange public corporation. From 1997 through 2002, he served as Controller of Meridian Rail Products Corp. Mr. Figlewicz holds a B.S. in Finance from Illinois State University and a M.B.A. from the Keller Graduate School of Management.

On August 26, 2006, the Company entered into an agreement with Mr. Figlewicz that sets forth certain understandings and arrangements with respect to the employment relationship of Mr. Figlewicz with the Company. Mr. Figlewicz's initial base salary is $120,000. Mr. Figlewicz remains eligible to participate in all of the Company's benefit plans that are generally available to all employees, including vacation, 401(k), medical and health, life, accident and disability.

There are no arrangements or understandings between Mr. Figlewicz and any other persons pursuant to which he was selected as an officer. Mr. Figlewicz is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

M-WAVE, INC.
(Registrant)

By	/s/ Jeff Figlewicz
Jeff Figlewicz
Chief Financial Officer
Dated: August 31, 2006